Exhibit 99.1

En Pointe Technologies, Inc. Reports Financial Results for the Second Quarter of Fiscal 2003

- Quarterly Net Sales Increases 25.7% Over Prior Year

Los Angeles, CA — May 6, 2003 - En Pointe Technologies, Inc. (NASDAQ:ENPT), a leading national provider of business-to-business information technology products and services, today announced consolidated results for its second quarter of fiscal 2003 ended March 31, 2003.  Total net sales in the second quarter of fiscal 2003 were $72 million, an increase of 25.7% over the second quarter of fiscal 2002.  For the six months ended March 31, 2003, total net sales increased 12.3% to $148 million from $131 million in the prior year.

“We’re very pleased with the year-over-year increase in revenues, with double-digit increases for both the quarter and year-to-date,” said Bob Din, President and CEO of En Pointe Technologies, Inc.  “While revenue in the March quarter represented a slight decline from our December quarter, we view these results as positive and are hopeful that they point to a return to solid growth for the remainder of 2003.”

The net loss for the quarter ended March 31, 2003 was $1.7 million, or $0.25 per share, compared to a net income of $747,000, or $0.11 per basic and diluted share for the same period in the prior fiscal year.  The net loss for the first half of fiscal 2003 was $2.4 million, or $0.36 per share, up from the net loss reported for the same period in the prior fiscal year of $738,000, or $0.11 per share.  Both the quarter and six-month period ended March 31, 2002 were favorably impacted by a nonrecurring net tax benefit of $1.5 million.

Service revenue increased to $8.7 million during the second quarter of fiscal 2003, an improvement of 31.6% over the second quarter of fiscal 2002 and a slight increase over the prior sequential quarter.  At $17.2 million, service revenue for the six-month period ended March 31, 2003 increased 28.9% over the same period in the prior fiscal year.  Gross margins generated by service revenue were 45.4% and 43.4% for the quarter and six-month period ended March 31, 2003, respectively.  This compared favorably to the service gross margins generated in the quarter ended March 31, 2002 of 39.8% and the six months ended March 31, 2002 of 37.1%.  Service margins benefited from several short-term projects that have generated better than average margins in the March 2003 and December 2002 quarters.  The Company’s target for service gross margins remains 35-37%.

Sales of hardware and software products increased by $12.6 million, or 24.9%, to $63.3 million in the quarter ended March 31, 2003 compared to the same period in the prior fiscal year.  Year-to-date product sales were $130.3 million, an improvement of 10.4% over that reported for the first two quarters of the prior fiscal year.  Gross margins generated by product sales during the second quarter of fiscal 2003 were 7.1%, down from the 8.8% generated in the second quarter of fiscal 2002.  Product sales generated gross margins of 7.6% for the first half of fiscal 2003, down from 8.0% during the first half of fiscal 2002.

Sales and marketing expenses increased to $7.1 million in the second quarter of fiscal 2003 from the $5.9 million reported in the second quarter of fiscal 2002.  Likewise, sales and marketing expenses increased in the first half of fiscal 2003 to $14.6 million from $11.6 million in the first half of fiscal 2002.  This increase in sales and marketing expenses resulted primarily from the

Company’s efforts to increase the size of its direct sales force.  Sales and marketing expenses represented 9.9% of sales in both the quarter and six-month period ended March 31, 2003, a decline from that reported for the quarter ended March 31, 2002 of 10.3%, but up from the 8.9% reported for the six months ended March 31, 2002.

General and administrative (“G&A”) expenses declined to $2.4 million in the second quarter of fiscal 2003 from $2.9 million in the same quarter of fiscal 2002.  Similarly, G & A expenses decreased to $4.7 million in the first six months of fiscal 2003 from $6.0 million in the same period of the prior fiscal year.  As a percent of sales, general and administrative expenses in the quarter ended March 31, 2003 declined to 3.4% from 5.1% in the quarter ended March 31, 2002.  Year-to-date G & A expenses declined from 4.6% of sales in fiscal 2002 to 3.2% of sales in fiscal 2003.  A reduction in compensation expenses, including executive compensation, contributed to the decline in G & A expenses.

The Company recognized a charge of $393,000 for legal settlement expense in the quarter ended March 31, 2003 related to the settlement of the stockholder derivative litigation matter.  In the quarter ended March 31, 2002, the Company recognized income of $848,000 resulting from the settlement of a litigation claim for an amount less than stipulated by the court plus recovery of insurance proceeds.

The operating loss in the quarter ended March 31, 2003 was $1.5 million, up from the $851,000 operating loss reported for the same quarter in the prior fiscal year.  The increased operating loss resulted primarily from the $1.2 million increase in sales and marketing expense along with the $1.2 million net change in legal settlement expense noted above.  These increased expenses were partially offset by the $1.3 million increase in gross profit.

The Company’s loan agreements contain certain financial covenants to be met by the Company and its subsidiaries.  Due to the loss generated by the Company during the quarter ended March 31, 2003, the Company would not have been in compliance with two of these covenants.  The Company’s lenders have agreed to reset these covenants for the quarter ended March 31, 2003, and future quarters, in exchange for certain fees and changes to various borrowing rates and limits, the details of which can be found in the Company’s Form 10-Q to be filed with the SEC for the quarter ended March 31, 2003.

A conference call is scheduled for 11:30 am Eastern Daylight Time (8:30 am PDT) on Wednesday, May 7, 2003 at which time the Company’s management will discuss the results for the quarter and six month period ended March 31, 2003.  Those interested in listening to the live webcast of this call may do so by clicking on   http://www.firstcallevents.com/service/ajwz381321996gf12.html.  This webcast will remain available at such link and on the Company’s website, www.enpointe.com, through May 7, 2004.

About En Pointe Technologies, Inc.

En Pointe Technologies, Inc. is a leading national provider of information technology products, e-business solutions and professional services to medium and large commercial customers and government and educational accounts of all sizes.  A state-of-the-art e-commerce network electronically links En Pointe, via AccessPointeTM and its back-office business systems, to the largest distributors and manufacturers in the industry. En Pointe offers direct on-line access to several billion dollars of mainstream IT products available in the US while eliminating the risks associated with carrying significant inventory. Its flagship software AccessPointeTM provides En Pointe’s customers with the ability to create private electronic exchanges, accessed through the

Web, procurement applications or ERP systems, to efficiently manage the procurement process and allow the Company’s customers to make fully informed strategic buying decisions. En Pointe Professional Services offers value added services such as: Pre-sales consulting, Technology Planning and Management, which includes — integration, configuration, deployment and migration, Helpdesk Support Services, Project and Program Management, and Infrastructure Support and Maintenance.

En Pointe, a minority business enterprise (MBE), is represented nationally with a concentration in over 22 sales and service markets throughout the United States, as well as a value-added ISO 9002 certified integration operation in Ontario, California.  Please visit En Pointe at www.enpointe.com.

This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In addition, from time to time, En Pointe Technologies, or its representatives, have made or may make forward- looking statements, orally or in writing. The words “estimate,” “project,” “potential,” “intended,” “expect,” “anticipate,” “believe” and similar expressions or words are intended to identify forward-looking statements. Such forward-looking statements may be included in, but are not limited to, various filings made by the Company with the Securities and Exchange Commission, press releases or oral statements made with the approval of an authorized executive officer of the Company. Actual results could differ materially from those projected or suggested in any forward-looking statements as a result of a wide variety of factors and conditions. Reference is hereby made to the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2002, for information regarding those factors and conditions. Among the important factors that could cause actual results to differ materially from management’s projections, estimates and expectations include, but are not limited to: Changing economic influences in the industry; dependence on key personnel; actions of manufacturers and suppliers; and, availability of adequate financing.

All trademarks and service marks are the property of their respective owners.

To contact En Pointe regarding any investor matters, please contact:

Kevin Ayers

En Pointe Technologies, Inc.

Phone:  (310) 725-9717

Fax:  (310) 727-1185

ir@enpointe.com

To contact En Pointe regarding any sales or customer matters, please e-mail us at:

sales@enpointe.com or contact us by phone at (310) 725-5200.

En Pointe Technologies, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	March 31,	September 30,
	2003	2002
ASSETS:
Current assets:
Cash	$1,446	$4,629
Restricted cash	70	70
Accounts receivable, net	33,654	31,748
Inventories, net	7,638	5,611
Recoverable taxes	1,865	1,800
Prepaid expenses and other current assets	392	789
Total current assets	45,065	44,647

Property and equipment, net	6,359	7,002

Other assets	1,159	551
Total assets	$52,583	$52,200

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current liabilities:
Accounts payable, trade	$12,486	$9,860
Borrowings under lines of credit	13,341	12,421
Accrued liabilities	3,788	3,991
Other current liabilities	1,156	1,529
Total current liabilities	30,771	27,801

Long term liability	5,378	5,433
Losses in excess of investment in unconsolidated affiliates	—	143
Total liabilities	36,149	33,377

Total stockholders’ equity	16,434	18,823
Total liabilities and stockholders’ equity	$52,583	$52,200

En Pointe Technologies, Inc.

Condensed Consolidated Statements of Operations

(unaudited)

(in thousands, except per share data)

	Three months ended		Six months ended
	March 31,		March 31,
	2003	2002	2003	2002
Net sales
Product sales	$63,339	$50,703	$130,341	$118,014
Service sales	8,672	6,588	17,246	13,377
Total net sales	72,011	57,291	147,587	131,391

Cost of sales
Product	58,861	46,234	120,456	108,613
Service	4,733	3,963	9,753	8,418
Total cost of sales	63,594	50,197	130,209	117,031

Gross profit
Product gross profit	4,478	4,469	9,885	9,401
Service gross profit	3,939	2,625	7,493	4,959
Total gross profit	8,417	7,094	17,378	14,360

Selling and marketing expenses	7,108	5,877	14,573	11,631
General and administrative expenses	2,430	2,916	4,669	6,016
Legal settlement expense (recovery)	393	(848)	393	(848)
Operating (loss)	(1,514)	(851)	(2,257)	(2,439)

Interest expense, net	205	185	408	346
Other income, net	(63)	(63)	(133)	(121)
(Loss) before income taxes and loss reversal income from affiliates	(1,656)	(973)	(2,532)	(2,664)

Benefit for income taxes	—	(1,500)	—	(1,485)
Loss reversal income from affiliates	—	220	143	441
Net (loss) income	$(1,656)	$747	$(2,389)	$(738)

Net (loss) income per share:
Basic	$(0.25)	$0.11	$(0.36)	$(0.11)
Diluted	$(0.25)	$0.11	$(0.36)	$(0.11)

Weighted average shares outstanding:
Basic	6,720	6,655	6,720	6,631
Diluted	6,720	6,656	6,720	6,631